SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 24, 2007
(Date of Report)

CACI International Inc
(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of Principal executive offices)(ZIP code)

(703) 841-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT; REGULATION FD DISCLOSURE; OTHER EVENTS

On September 19, 2007, CACI International Inc ("CACI") along with CACI, INC.-FEDERAL (collectively, "CACI") entered into a Stock Purchase Agreement ("Agreement") with Athena Holding LLC ("Seller"), Athena Holding Corp. ("Holding"), and Holding's wholly owned subsidiary, Athena Innovative Solutions, Inc. ("Athena") under which CACI will acquire from Seller all of the outstanding shares in Holding for a purchase price of $200 million in cash ("Purchase Price"). The Purchase Price is subject to adjustment based on Athena's net assets at closing, and a portion of the Purchase Price will be held in escrow for fifteen months.

The parties to the Agreement intend to close the transaction after satisfaction of all of the conditions to closing contained in the Agreement, including the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder. Closing is expected by approximately November 1, 2007.

ITEM 7.01    REGULATION FD DISCLOSURE

On September 24, 2007, CACI issued a press release announcing its intent to acquire Athena. A copy of the Registrant's press release is furnished herewith as Exhibit 99 to this current report on Form 8-K.

ITEM 9.01:    FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits
Exhibit 99	Press Release dated September 24, 2007, of CACI International Inc (furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934).

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:	/s/ Arnold D. Morse

Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary